Exhibit 5.1

401 9th Street NW, Suite 400 South

Washington, DC 20004

Telephone: 202-220-6900

Fax: 202-220-6945

www.lockelord.com

John Bruno

Direct Telephone: 202-220-6963

Direct Fax: 202-521-4203

jbruno@lockelord.com

November 3, 2009

OceanFirst Financial Corp.

975 Hooper Avenue

Toms River, New Jersey 08753

Dear Ladies and Gentlemen:

We have acted as counsel to OceanFirst Financial Corp., a Delaware corporation (the “Company”), in connection with the public offering of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The Common Stock is being sold pursuant to the terms of the Underwriting Agreement, dated October 28, 2009 (the “Underwriting Agreement”), between the Company and Sandler O’Neill + Partners, L.P., as representative of the several underwriters listed in Schedule A thereto (the “Underwriters”). The Underwriting Agreement provides for the purchase by the Underwriters of: (a) 5,556,000 shares of Common Stock to be issued and sold by the Company (the “Firm Shares”) and (b) at the option of the Underwriters, up to 833,400 additional shares of Common Stock to cover over-allotments, if any (together with the Firm Shares, the “Shares”). This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering this opinion, we have examined: (a) the Registration Statement on Form S-3 (Registration No. 333-160113) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act, relating, in part, to the registration of the Shares, as it was filed on June 19, 2009 and as it became effective on June 29, 2009 (such Registration Statement, including the exhibits and any schedules thereto, the documents incorporated or deemed incorporated by reference therein through the date hereof being hereinafter referred to as the “Registration Statement”), (b) the prospectus of the Company dated June 29 2009 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated October 28, 2009 relating to the Shares, as filed with the Commission in final form on October 29, 2009 pursuant to Rule 424(b)(4) under the Securities Act (such Base Prospectus and prospectus supplement, including the documents incorporated or deemed incorporated by reference therein through the date hereof, being hereinafter referred to as the “Prospectus”), (c) the Prospectus in preliminary form as filed with the Commission on October 26, 2009 pursuant to Rule 424(b)(3) under the Securities Act, (d) the free writing prospectus relating to the Shares dated October 26, 2009 and filed with the Commission pursuant to Rule 433 under the Securities Act, (e) the Underwriting Agreement, (f) Certified Certificate of Incorporation of the Company, dated as of a recent date, from the Secretary of the State of Delaware, (g) Bylaws of the Company, (h) certificates of officers of the Company dated as of November 3, 2009, (i) certificates of governmental officials, and (j) such records of the corporate proceedings of the Company as we have deemed necessary as the basis for the opinions expressed herein.

OceanFirst Financial Corp.

November 3, 2009

In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. We have not performed any independent investigation other than the document examination described. As to any facts material to our opinions, we have relied upon the aforesaid agreements, instruments, certificates, documents and records noted in (a) through (j) above (including the representations, warranties, covenants and agreements of the Company given in, pursuant to or in connection with the agreements, instruments, certificates, documents and records noted in (a) through (j) above). We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures. In rendering this opinion we have assumed that 12,432,556 shares of the Company’s Common Stock are outstanding. This opinion is limited to the laws of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the Shares (including up to 833,400 shares of Common Stock if the Underwriters exercise their over-allotment option), to be sold by the Company, when sold in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion with the Commission and the use of our name in the section entitled “Validity of Common Stock” in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations thereunder.

Very truly yours,

LOCKE LORD BISSELL & LIDDELL LLP

By:	/s/ John Bruno
John Bruno